EXHIBIT 99.1

For Immediate Release

HAVOC FORGES ALLIANCE WITH BLACK DOG

Houston, TX (BusinessWire) April 5, 2007 - American Enterprise Development Corporation [OTC.BB AEND], the maker of the popular new energy drink "Havoc" announced today that South Florida beverage distributor "Black Dog Distributors" has agreed to distribute Havoc in Miami-Dade, Broward and Palm Beach counties. They will assist in delivering the Havoc energy drink co-branded with the Florida Panthers. Using a unique point of sale focus, Black Dog specializes in energy drink distribution.

"Havoc is a breath of fresh air in a marketplace filled with copycat products," stated Black Dog CEO John P. McKenny. "The unique nature of Havoc's business plan is genius and has been proven successful over and over again with other types of products," he added. "Black Dog Distributors is looking forward to taking Havoc to the top of the 'energy drink" mountain," he concluded.

Havoc is owned by American Enterprise Development Corp., [OTCBB AEND]. More information is available at our Web site: www.havocenergy.com.

Havoc Distribution, Inc. is based in Dallas, Texas. It develops, manufactures and distributes energy drink products through strong affiliations with college conferences, professional sports franchises and corporate alliances. American Enterprise Development is represented by Sports Media, Inc.

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Safe Harbor Statement:

This news release contains certain "forward looking statements" within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in such forward looking statements are reasonable, it can provide no assurance that actual results will meet or exceed such expectations.

For more information, please contact:
C. K. Williams, President
American Enterprise Development Corporation
(972) 418-0225
ckwilliams@havocenergy.com